UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2002

SEABULK INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-28732 (Commission File Number)	65-0966399 (IRS Employer Identification No.)

2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida (Address of principal executive offices)		33316 (Zip code)

Registrant’s telephone number, including area code (954) 523-2200

Item 5. Other Events and Regulation FD Disclosure

     On June 13, 2002, Seabulk International, Inc. (the “Company”) announced the signing of a definitive agreement with DLJ Merchant Banking Partners III, L.P., a CSFB Private Equity fund, and affiliated entities, and Carlyle/Riverstone Global Energy and Power Fund I, L.P. for the private placement of 12.5 million shares of newly issued Seabulk common stock at a cash price of $8.00 per share. The $100 million investment would give the new investors approximately 51% of the pro forma, fully diluted common shares of the Company and majority representation on its Board of Directors. The investment is subject to shareholder approval, the refinancing of the Company’s senior credit facility, certain regulatory approvals and satisfaction of other customary conditions.

     The new investors have also agreed to purchase, for $8.00 per share, all of the Company’s common stock and common stock purchase warrants beneficially owned by accounts managed by Loomis, Sayles & Co., L.P., an SEC-registered investment advisor. These accounts, which collectively represent approximately 49% of the Company’s outstanding shares of common stock, currently hold approximately 5.2 million shares (excluding shares issuable upon exercise of warrants). Loomis has agreed to approve the investment transaction and the related amendments to the Company’s Certificate of Incorporation, subject to approvals and certain other conditions customary for transactions of this type.

     Taken together, the two transactions would give the new investors approximately 73% of the pro forma, fully diluted shares of the Company.

     The Company also announced that it has signed a commitment letter with Fortis Capital Corp. and NIB Capital Bank N.V., as arrangers, for a $180 million senior secured credit facility, which would replace the Company’s existing facility. The new credit facility will consist of an $80 million term loan and a $100 million revolving credit facility and will have a five-year maturity.

     The term loan portion of the new credit facility will be used to redeem the Company’s outstanding 12 1/2% Senior Secured Notes due 2007. The revolving portion of the credit facility will be subject to semi-annual reductions commencing six months after closing. The new credit facility will be secured by first liens on substantially all of the Company’s vessels (excluding vessels financed with Marad Title XI financing) and will be guaranteed by substantially all of the subsidiaries of the Company. The new credit facility will be subject to various financial covenants, including minimum adjusted tangible net worth requirements, minimum ratios of adjusted EBITDA to adjusted interest expense, and a maximum ratio of adjusted funded debt to adjusted EBITDA. The Company will also be required to maintain a minimum fair market value of collateralized assets of at least 175% of outstanding borrowings under the new credit facility, based upon appraisals which may be requested not more than once during any 12-month period.

     In connection with the closing of the new investment, the Company expects to redeem or repurchase all of its outstanding 12 1/2% Senior Secured Notes due 2007. In addition, and as a condition to the closing of the new investment, President and Chief Executive Officer Gerhard E. Kurz has agreed to a five-year extension of his employment contract with the Company.

     Proceeds from the new equity investment and new bank credit facility, totaling approximately $280 million, before payment of fees and expenses of the transaction, will be used to repay the Company’s existing bank debt, repurchase or redeem its outstanding Senior Notes, and provide growth capital for new initiatives.

     It is contemplated that, in connection with the new investment, the new investors would enter into a stockholders agreement together with the Company and Mr. Kurz. A copy of a term sheet for the proposed stockholders agreement is filed as Exhibit 99.2 to this Current Report on Form 8-K.

     A shareholder vote will be required to approve the new share issuance under Nasdaq Stock Market rules and to approve the necessary amendments to the Company’s Certificate of Incorporation. The amendments to the Certificate of Incorporation include several provisions intended, for certain periods following closing, to ensure independent director oversight of affiliated party transactions and to provide certain protective rights to minority shareholders. A copy of the proposed amendments is filed as Exhibit 99.3 to this Current Report on Form 8-K. Closing of the transactions is expected to take place by the end of the third quarter.

     This report includes “forward-looking” information. Forward- looking information includes any statements regarding our growth opportunities and management plans and objectives. Like any other business, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject are (1) declines in oil or gas prices, which can lead to decreased offshore exploration and development activity and thus reduced demand for offshore support vessels, (2) increased construction of new offshore support vessels, which can cause oversupply in the market, (3) international political instability, which can lead to reductions in offshore activity, particularly in less developed regions, (4) fluctuations in weather, which can lead to declines in energy consumption and resulting declines in oil or gas prices, (5) changes in laws and regulations affecting the marine transportation industry, including any possible weakening of the Jones Act, which could result in increased competition from non-U.S. companies in our domestic offshore energy support, marine transportation and towing businesses, and (6) changes in environmental laws and regulations, including any possible weakening of the Oil Pollution Act of 1990, which could result in increased competition for the domestic transportation services provided by our modern double-hull fleet. Additional information regarding these and other factors affecting our business appears in our Reports on Form 10-K and Form 10-Q that we have filed with the Securities and Exchange Commission.

Item 7. Financial Statements and Exhibits

     (c)  Exhibits.

Exhibit Number	Description of Document

99.1	Stock Purchase Agreement by and among Seabulk International, Inc. and the Investors listed on Schedule 1 thereto, dated as of June 13, 2002

99.2	Term sheet for proposed stockholders agreement among Seabulk International, Inc., the Investors that are parties to the Stock Purchase Agreement and Mr. Gerhard Kurz.

99.3	Proposed Certificate of Amendment of the Certificate of Incorporation of Seabulk International, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABULK INTERNATIONAL, INC.

By: /s/ ALAN R. TWAITS

ALAN R. TWAITS Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Document

99.1	Stock Purchase Agreement by and among Seabulk International, Inc. and the Investors listed on Schedule 1 thereto, dated as of June 13, 2002

99.2	Term sheet for proposed stockholders agreement among Seabulk International, Inc., the Investors that are parties to the Stock Purchase Agreement and Mr. Gerhard Kurz.

99.3	Proposed Certificate of Amendment of the Certificate of Incorporation of Seabulk International, Inc.

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